Exhibit 10.1

May 6, 2026

Andrew Teno

c/o Icahn Enterprises L.P
16690 Collins Avenue - Penthouse Suite
Sunny Isles Beach, FL 33160

Dear Andrew:

Reference is made to that certain Employment Agreement, dated February 21, 2024 (as amended or supplemented, the “Employment Agreement”), between you and Icahn Enterprises L.P. (the “Company” and, together with its subsidiaries, the “Company Group”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

This agreement sets forth the terms and conditions regarding your termination of employment with the Company Group (as defined below) due to your resignation without Good Reason, on the terms that have been mutually agreed below.

The terms and conditions set forth in paragraphs 1, 2, and 5 below will apply regardless of whether you decide to sign this letter agreement. However, you will not be eligible to receive the benefits set forth in paragraph 3 below unless you timely sign and do not revoke this letter agreement. (See paragraph 14 below for the time period to review and sign this letter agreement and to revoke this letter agreement.)

1.	Your last day of employment is May 6, 2026 (the “Separation Date”). Effective as of the Separation Date, you are hereby removed from any and all officer positions, directorships, and any and all other offices, committees, and positions, including as an authorized signatory, you may hold with the Company and each of its subsidiaries and affiliates (including, without limitation, with each entity listed on Exhibit A and all subsidiaries and affiliates of each such entity), and as a fiduciary of any employee benefit plan of any such entity. You hereby agree to execute any and all documentation the Company or its board of directors (or similar governing body, the “Board”) may deem necessary or appropriate, if any, regarding the foregoing, promptly upon request by the Company or the Board. Notwithstanding the foregoing, you shall be treated for all purposes as having been so removed upon the Separation Date, regardless of when or whether you execute any such additional documentation. After the Separation Date, you shall not represent yourself as being an officer, director, or employee of the Company or any of its affiliates. You expressly acknowledge and agree that, other than as expressly set forth in the following sentence with respect to accrued, unused paid time off and with respect to your COBRA rights described in paragraph 2, you have received all, and you are not owed any, compensation or benefits of any kind from any member of the Company Group). You will receive a payment in the amount of $81,150, less applicable tax and payroll withholdings, for 64.92 hours of accrued, unused Paid Time Off according to the Company’s records as of the Separation Date.

2.	Because of your separation of employment, your eligibility for and coverage under the Company’s group health insurance benefits plans will end on the last day of the month in which the Separation Date occurs (i.e., May 31, 2026). You are, however, eligible to maintain such benefits through COBRA continuation coverage at your sole cost and expense. In order to receive benefits under COBRA, you must actively enroll in COBRA benefits directly through the Company’s COBRA administrator. You will receive additional instructions for how to enroll in benefits through COBRA from the Company’s COBRA administrator in the mail following the Separation Date at your home address. COBRA coverage will be available for the period prescribed by applicable law.

Your participation in other benefit plans (e.g., the Company’s 401(k) plan and other retirement plans or programs) will end immediately on the Separation Date.

3.	(a) Except as provided in this paragraph 3, you acknowledge and agree that you are bound, and will continue to remain bound, by all post-employment obligations and restrictions set forth in any agreement between you and the Company Group, including, without limitation, Section 9 (Confidential Information) and Section 11 (Competitive Services and Employees) of the Employment Agreement (collectively, the “Continuing Obligations”). Following the Separation Date, the Continuing Obligations will remain in full force and effect in accordance with their terms; provided, however, that, in exchange for your timely execution and non-revocation of this agreement (and continued compliance with its terms), the Company agrees that you are permanently released from any non-competition obligations under Section 11 of the Employment Agreement following the Separation Date; provided, further, that, during the period beginning on the Separation Date and continuing for the duration of the Non-Interference Period (as defined below), you do not, directly or indirectly, anywhere in the world (x) engage in or participate in (including, without limitation, as a director, manager, member, analyst, or adviser), or acquire, own, or seek to acquire or own any equity or debt securities or instruments (or any derivatives referencing any such equity or debt securities or instruments) or control of, or interfere in any way with, any entity, investment, or business (A) that is owned or controlled by the Company or its affiliates as of the Separation Date (each, an “IEP Business”), or (B) any equity or debt securities or instruments (or any derivatives referencing any such equity or debt securities or instruments) held, directly or indirectly, in whole or in part, as of the Separation Date by Icahn Partners LP, Icahn Partners Master Fund LP, or any of their affiliates (each, a “Fund Business”), or (y) provide any services or advice to any other person, entity, or business in any way related to the analysis, evaluation, monitoring, acquisition or disposition of securities, or otherwise, with respect to any IEP Business or Fund Business, in each case other than any investment or business set forth on Schedule 1. The “Non-Interference Period” means the period of time beginning on the Separation Date and continuing for the maximum extent permitted under applicable Florida law (which the parties expressly acknowledge and agree shall be no shorter than the period that is presumptively reasonable under § 542.335(1)(e), Fla. Stat. (2025), or, if inapplicable, the maximum period set forth under § 542.43(1), Fla. Stat. (2025) that qualifies for the provisions of § 542.45 Fla. Stat. (2025)). You expressly acknowledge and agree that you shall give any future employer written notice of your obligations described in this paragraph. For the avoidance of doubt: (i) the Company and its affiliates retain all available remedies for any damages arising from your actions while employed by the Company Group; and (ii) except for the release set forth above with respect to non-competition obligations, nothing in this agreement modifies, alters, or expands your obligations with respect to the Continuing Obligations (including, without limitation, your non-solicitation obligations under Section 11 of the Employment Agreement).

(b) Notwithstanding any other provision hereof, as a condition to the Company’s agreement to provide you with the benefits in this paragraph 3, you shall be required to (x) timely execute within the time period set forth in paragraph 14, return to the Company, and not revoke within the Revocation Period (as defined in paragraph 14), this letter agreement agreeing to its terms, including the general release of claims contained in paragraph 7(a), and (y) remain in continued compliance with all of the terms and conditions set forth in this letter agreement (including, without limitation, paragraphs 3, 4, 5, 6, 7, and 9 hereof).

(e) You expressly acknowledge and agree that the benefits set forth in this paragraph 3 are the sole separation or severance pay or benefit that you are eligible to receive under the Employment Agreement and any agreements, plans, or arrangements with, or sponsored by, the Company Group or its affiliates (including, without limitation, the Icahn Enterprises Holdings L.P. Severance Pay

Plan, effective as of January 1, 2016, as amended), other than as otherwise expressly provided in paragraph 1 above, and except for any continuation coverage for which you may be eligible (at your sole cost and expense) under the health benefit plans of the Company or any of its affiliates pursuant to the federal law known as “COBRA” (and any similar applicable state law) and any accrued and vested benefits under any tax-qualified retirement plan of the Company or any of its affiliates in accordance with its terms and conditions.

(f) You expressly acknowledge and agree that (i) the Company hereby expressly advises you of your right to seek legal counsel prior to entering into this letter (including with respect to the non-interference provisions contained in paragraph 3), (ii) you have had a period of at least seven (7) days to consider the offer of the terms and conditions of this letter prior to its expiration (and if you choose to execute this letter sooner, you have done so voluntarily and without any duress), and (iii) you have received and used both confidential information and customer relationships over the course of your employment with the Company.

4.	(a) You agree to keep confidential and not to, directly or indirectly, publish, post on your own, or disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like, all confidential information relating to Carl Icahn and his family, the Company Group and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, learned in the course of your employment with the Company Group. Confidential information includes all secret or confidential information, knowledge, or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, customer information, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company Group or its affiliates, related, parent, or subsidiary companies and their respective businesses, and any personal information related to Carl Icahn and his family. Without limitation of the foregoing, you further agree not to write a book or article about any Released Party (as defined below), Carl Icahn, his family members, or any of the respective affiliates of any of the foregoing, in any media, and not to publish or cause to be published in any media any confidential information of any of the foregoing. In addition, the confidentiality policy you previously executed while employed by the Company Group remains in full force and effect.

(b) Nothing in this agreement prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, from making any other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from exercising any protected rights you may have under Section 7 of the National Labor Relations Act. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-compliance with the non-disclosure provisions of this letter agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

(c) Furthermore, you agree not to disparage, or encourage or induce others to disparage, Carl Icahn and his family, the Company Group and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like. For purposes of this letter agreement, the term “disparage” includes, without limitation, comments or statements on the internet, to the press and/or media, to any Released Party or to any individual or entity with whom any of the Released Parties have a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the Released Parties (including, without limitation, any business plans or prospects) or (ii) the business reputation of any the Released Parties. In furtherance of the foregoing, you agree that upon and following the Separation Date, the sole and only statement you will make to any person or entity (other than to Carl Icahn and his family) about or concerning any or all of Carl Icahn, his family members, and the Released Parties, or any of their respective affiliates, is to acknowledge that you were employed by the Company Group, the dates of such employment, and the titles that you held.

5.	(a) This letter agreement is not intended to modify but rather is intended to supplement the following agreements entered into between you and the Company Group which remain in full force and effect: (i) the Icahn Enterprises L.P. Compliance Manual (including all policies contained and referenced therein); (ii) the Icahn Enterprises L.P. Confidentiality Policy; and (iii) the Icahn Enterprises L.P. Policy and Procedures on Confidentiality, Non-Public Information and Personal Investing.

(b) You agree and acknowledge that the restrictive covenants set forth in paragraph 4 and the Continuing Obligations (including, without limitation, the confidentiality, non-solicitation and non-competition provisions, as modified herein) are reasonable as to duration, terms, and geographical area and that they protect the legitimate interests of the Company and its affiliates and subsidiaries, impose no undue hardship on you, are not injurious to the public, and that any violation of these provisions shall be specifically enforceable in any court with jurisdiction upon short notice. You agree and acknowledge that any breach of these provisions shall cause irreparable injury to the Company and its affiliates and subsidiaries and upon breach of any such provision, the Company and/or its affiliates and subsidiaries shall be entitled to obtain injunctive relief, specific performance, or other equitable relief or pursue any remedies or relief available to them in law or equity (including, without limitation, monetary damages). If any of the provisions of paragraphs 4 or 5 above or the Continuing Obligations are adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision set forth herein. If the scope of any provision (or any part thereof) is too broad to permit enforcement to its fullest extent, you agree that the court making such determination shall have the power to reduce the duration, area, and/or other aspects of the provision to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6.	You acknowledge that you have returned to the Company any and all property, tangible or intangible, relating to its business or the business of its parent companies, subsidiaries, affiliates, and related entities, which you possessed or had control over at any time, including but not limited to Company-provided cell phones, keys, smartphones, personal computers, credit cards, building access cards, computer equipment, files, documents, and software. You agree that all processes, technologies, and inventions, including new contributions, improvements, ideas, discoveries, agreements, contracts, trademarks, or trade names conceived, developed, invented, made, or found by you alone or with other employees during the period of your employment by the Company shall remain property of the Company.

7.	(a) By signing this letter agreement, except as to the claims and rights referred to in paragraphs 7(b) and 7(c) below, in consideration of the benefits provided for in paragraph 3, and other terms of this letter, you voluntarily and knowingly release and forever discharge the Company, and each of its subsidiaries, parent, affiliates, and related entities, and each of their employee benefit plans, and each of their shareholders, partners, directors, members, officers, employees, trustees, administrators, fiduciaries, and agents, and each of their successors and assigns (each a “Released Party” and collectively, the “Released Parties”), from any and all claims, demands, causes of action, obligations, damages, and liabilities of whatever kind, in law or equity, by statute or otherwise (all collectively referred to as “Claims”), that can be waived, whether known or unknown, asserted or unasserted, arising out of or relating directly or indirectly in any way to your employment or termination of employment or the terms and conditions of your employment with the Company or any parent, subsidiary, affiliated, or related entity, including but not limited to (i) Claims of discrimination, harassment, retaliation, or failure to accommodate under any federal, state, or local law, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Equal Pay Act, the Older Workers Benefits Protection Act, and the Genetic Information Non-Discrimination Act (as any such law was enacted or amended); (ii) Claims under the Immigration Reform and Control Act; (iii) Claims under the Uniformed Services Employment and Reemployment Rights Act; (iv) Claims under the Employee Retirement Income Security Act of 1974 (excluding claims for vested benefits as set forth in paragraph 7(b) below); (v) Claims regarding leaves of absence, including, but not limited to, Claims under the Family and Medical Leave Act; (vi) Claims under the National Labor Relations Act; (vii) Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act; (viii) Claims under New York State Human Rights Law, New York Executive Law, New York Civil Rights Law, New York City Human Rights Law, New York City Local Civil Rights Restoration Act of 2005, New York City Administrative Code, New York Minimum Wage Act, New York City Earned Safe and Sick Time Act, New York Worker Adjustment Retraining and Notification Act, New York Labor Law, New York Wage Theft Protection Act, the New York Paid Family Leave Law, the New York laws for jury duty, voting, bone marrow and blood donation, and military family leave, the New York Fair Credit Reporting Act, and the retaliation provisions of the New York Workers’ Compensation law; all as amended; Florida Civil Rights Act of 1992, f/k/a Human Rights Act of 1977, Fla. Stat. § 760.01 et seq.; Florida Equal Pay Law, Fla. Stat. § 448.07, Fla. Stat. § 725.07; Florida AIDS Act, Fla. Stat. § 760.50; Florida Sickle-Cell Trait Discrimination Law, Fla. Stat. §§ 448.075, 448.076; Florida Private Whistleblower Protection Law, Fla. Stat. § 448.101 et seq.; Florida Public Whistle-Blower’s Act, Fla. Stat. § 112.3187 et seq.; Florida Worker’s Compensation Retaliation Law, Fla. Stat. § 440.205; Florida Unpaid Wages Law, Fla. Stat. § 448.08; Florida Minimum Wage Act, Fla. Stat. §§ 448.109, 448.110; Florida Leave to Victims of Domestic Violence Act, Fla. Stat. § 741.313; the Florida Fair Housing Act, Fla. Stat. § 760.20 et seq.; waivable rights under the Florida Constitution; Pennsylvania Human Relations Act; Pennsylvania Wiretapping and Electronic Surveillance Control Act; Confidentiality of HIV-Related Information Act; Mental Health Procedures Act; Jury Duty Leave Law; Witness Duty and Crime Victim Leave Laws; Emergency Response Leave Law; Failure to Report During State of Emergency Law; Military Leave of Absence Law; Retaliation under Medical Marijuana Act; Illinois Human Rights Act; Illinois Equal Pay Act; Illinois One Day Rest in Seven Act; Illinois Religious Freedom Restoration Act; Anti-retaliation Provisions of the Illinois Workers’ Compensation Act; Employee Sick Leave Law; Family Bereavement Leave Act; Jury Duty Leave Law; Voting Leave Law; Illinois Whistleblower Act; Illinois Credit Privacy Act; Illinois Family Military Leave Act; Illinois Nursing Mothers in the Workplace Act; Pregnancy, Childbirth, and Childrearing Leave Law; Volunteer Emergency Worker Job Protection Act; Illinois Labor Dispute Act; Illinois Victims’ Economic Security and Safety Act; Compassionate Use of Medical Cannabis Program Act; Illinois Right to Privacy in the

Workplace Act; Illinois Workplace Transparency Act; Illinois Service Member Employment and Reemployment Rights Act; Biometric Information Privacy Act; Child Extended Bereavement Leave Act; AIDS Confidentiality Act; Eight Hour Work Day Act; Personnel Records Review Act; Gender Violence Act; Smoke Free Illinois Act; and Blood Donation Leave Law; all as amended; and similar local, state and federal laws; (ix) Claims for breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, invasion of privacy, defamation, emotional distress or compensatory and/or punitive damages; (x) Claims for attorneys’ fees, costs, disbursements and/or the like; and (xi) Claims under any severance plan, policy, or program of the Company, including any claims for severance pay, termination pay, or similar type of payment. By signing below, you also acknowledge that you cannot benefit monetarily or obtain other personal relief from any Claims released in this paragraph 7(a) and that you have waived any right to equitable relief that may have been available to you (including, without limitation, reinstatement) with respect to any Claim waived in this paragraph 7(a). Your signature below acknowledges the fact that you are receiving benefits to which you would otherwise not be entitled, that it is sufficient consideration for the waiver of Claims herein, and that after the Separation Date you will not be entitled to receive any other payments or benefits from the Company apart from the payments and benefits described in this letter agreement.

(b) By signing this letter agreement, you are not releasing claims that arise after you sign this letter agreement; claims to enforce this letter agreement; claims relating to the enforceability, meaning, or effect of this letter agreement; claims or rights you may have to workers’ compensation or unemployment benefits; claims for continuation coverage for which you may be eligible (at your sole cost and expense) under the health benefit plans of the Company or any of its affiliates pursuant to the federal law known as “COBRA” (and any similar applicable state law); claims for any accrued and vested benefits under any tax-qualified retirement plan of the Company or any of its affiliates in accordance with its terms and conditions; claims for rights to indemnification that you are eligible to receive pursuant to any directors’ and officers’ indemnification insurance policy and/or the governing documents of the Company and its subsidiaries, in each case in accordance with their respective terms; and/or claims or rights which cannot be waived by private agreement.

(c) Additionally, by signing this letter agreement, you are not waiving your right to file a charge with, or participate in an investigation conducted by, any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (EEOC). Nevertheless, as set forth in paragraph 7(a) above, you acknowledge that you cannot benefit monetarily or obtain damages or equitable relief of any kind from or through any such charge or any action commenced by a government agency or third party with respect to claims waived in paragraph 7(a), except that this paragraph shall not be construed as preventing you from receiving a monetary award from a government agency (that is not paid or payable by the Company or its subsidiaries or affiliates) in connection with information provided to, or participating in an investigation by, such government agency.

8.	You agree that you have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits to which you may have been entitled and that no other remuneration or benefits are due to you, except as set forth in this letter agreement. You affirm that you have had no known workplace injuries or occupational diseases. You also represent that you have disclosed to the Company any information you have concerning any fraudulent or unlawful conduct involving the Released Parties.

9.	You agree to cooperate with and make yourself readily available to the Company and its affiliates, and the General Counsel (or equivalent position) and/or external legal counsel to each such entity, as the Company may reasonably request, to assist each such entity in any matter regarding such entity, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving such entity over which you have knowledge, experience or information. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of such entities. The Company or such other entity, as applicable, shall reimburse any reasonable, out of pocket expenses incurred by you as a consequence of complying with your obligations under this clause, subject to your providing applicable invoices or other receipts or documentation evidencing such expenses that is satisfactory to the Company.

10.	This letter agreement contains the entire understanding between you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, between or among you, the Company Group or any of its parent companies, subsidiaries, affiliates and related entities (other than the agreements, if any, referred to in the first sentence of paragraph 5 above, which shall remain in full force and effect following your Separation Date according to their terms).

11.	The making of this letter agreement is not intended, and shall not be construed, as an admission that the Company or any of the Released Parties has violated any federal, state, or local law (statutory or decisional), ordinance, or regulation, breached any contract, or committed any wrongdoing whatsoever against you or otherwise.

12.	This letter agreement (a) is governed by the laws of the State of Florida applicable to agreements made and to be performed wholly within such state, and as such will be construed under and in accordance with the laws of the State of Florida without regard to conflicts of law, and (b) may not be modified unless evidenced by a writing signed by yourself and an authorized representative of the Company.

13.	Any unresolved dispute arising out of this letter agreement and the general release contained in paragraph 7 shall be submitted to the state and federal courts of Florida located in Miami-Dade County, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto but does so only for the purposes of this letter agreement; provided that the Company may elect to pursue, without having to post any bond in connection therewith, a court action to seek injunctive relief in any court of competent jurisdiction to enforce any of its rights hereunder, including, without limitation, to terminate the violation of any of its proprietary rights, including but not limited to trade secrets, copyrights, or trademarks as well as the Continuing Obligations. Each party shall pay its own costs and fees in connection with any litigation hereunder.
14.	You may accept this letter agreement by signing it and inserting the date of signature in the space provided on or before the twenty-first (21st) day after your receipt of this letter agreement (but no earlier than your Separation Date) and delivering this signed letter agreement to Jesse A. Lynn, General Counsel, Icahn Enterprises L.P., 16690 Collins Avenue, PH-1, Sunny Isles Beach, FL 33160, jlynn@sfire.com. After signing this letter agreement and delivering it as set forth above, you will have seven days to revoke your decision (the “Revocation Period”). You may exercise your right to revoke your decision by sending written notice of revocation to Mr. Lynn as set forth above. Such notice must be postmarked (if by letter) or received (if by email) by the close of business on the seventh day after you sign this letter agreement. Provided you do not timely revoke your decision to sign this letter agreement, this letter agreement will become effective on the eighth day after you sign it (the “Effective Date”). In the event you do not timely accept and execute this letter agreement, or you revoke this letter agreement as set forth above, this letter agreement, including, without limitation, the obligation of the Company to provide the benefits set forth in paragraph 3, shall be deemed automatically null and void. You are advised to speak with an attorney before signing this letter agreement.

15.	If any paragraph or part or subpart of any paragraph in this letter agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this letter agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this letter agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the letter agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this letter agreement shall remain in full force and effect.
16.	Nothing in this letter agreement is intended to or shall be construed to preclude you from providing truthful information about your employment or this letter agreement to any government agency or in any sworn testimony.
17.	By signing this letter agreement, you agree that you: (i) have carefully read this letter agreement in its entirety; (ii) are signing it voluntarily of your own free will; (iii) have had at least twenty-one (21) days within which to consider its terms; (iv) are hereby advised by the Company to consult with an attorney of your choosing in connection with your decision whether to accept this letter agreement; (v) fully understand the significance of all of the terms and conditions of this letter agreement and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (vi) you agree to abide by all of the terms and conditions contained herein.

18.	All payments and benefits pursuant to this letter agreement are subject to all withholding and other applicable deductions as required or authorized by applicable law. It is intended that payments and benefits pursuant to this letter agreement shall be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable regulations and guidance promulgated thereunder (“Section 409A”), and this letter shall be interpreted and construed in accordance with the foregoing. For purposes of Section 409A, each payment (including any payment or installment in a series of payments or installments) shall be treated as a “separate payment.” Any payment or benefit to be paid or provided upon your termination of employment (or term of similar meaning) shall only be made upon a “separation from service” within the meaning of Section 409A to the extent necessary to avoid the imposition of additional taxes, penalties, or interest pursuant to Section 409A. Reimbursement of any expenses that are taxable to you shall be paid as promptly as practicable following your providing appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Reimbursements under this letter agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. Notwithstanding anything to the contrary in this letter agreement, in no event shall the Company or any of its affiliates (or any other Released Party) be liable for any additional taxes, interest, or penalties imposed on you pursuant to Section 409A, all of which shall be your sole and exclusive responsibility.

[signature page follows]

Sincerely,

ICAHN ENTERPRISES L.P.

By: Icahn Enterprises G.P. Inc., its general partner

By:/s/ Ted Papapostolou_______________

Name: Ted Papapostolou

Title: Chief Financial Officer

Understood and Agreed to by:

/s/ Andrew Teno____________________________

Andrew Teno

Date executed: May 6, 2026

(not to be executed prior to Separation Date)

[Signature Page to Separation Letter Agreement – Andrew Teno]